Filed Pursuant To Rule 433

Registration No. 333-209926

December 21, 2016

SPDR® ETF Options Report

November 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
XLF	Financial Select Sector SPDR Fund	95,892,632	314,573	221,508	93,065	3,134,381	2,639,723
SPY	SPDR S&P500 ETF Trust	79,997,808	2,394,117	1,089,413	1,304,704	9,278,335	16,324,520
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	21,429,528	210,488	57,403	153,085	707,105	1,809,485
XLE	Energy Select Sector SPDR Fund	17,512,448	74,978	32,789	42,189	528,824	835,485
XLP	Consumer Staples Select Sector SPDR Fund	16,122,898	21,797	5,561	16,236	134,910	507,956
XLU	Utilities Select Sector SPDR Fund	16,090,235	39,473	12,965	26,508	374,752	644,255
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	12,375,036	1,789	970	819	65,498	138,784
XLI	Industrial Select Sector SPDR Fund	11,697,598	25,052	11,133	13,919	227,158	377,721
XLK	Technology Select Sector SPDR Fund	10,222,697	26,178	6,004	20,174	129,410	525,534
XLV	Health Care Select Sector SPDR Fund	9,669,603	29,135	16,417	12,718	253,847	265,314
KRE	SPDR S&P Regional Banking ETF	8,703,328	16,870	6,957	9,913	174,083	242,150
GLD®	SPDR Gold Shares	8,394,778	167,335	93,914	73,421	3,414,978	1,184,086
XBI	SPDR S&P Biotech ETF	6,492,082	27,358	11,256	16,102	238,344	372,699
XLY	Consumer Discretionary Select Sector SPDR Fund	5,755,451	15,309	6,583	8,726	203,959	298,708
XRT	SPDR S&P Retail ETF	5,518,210	15,602	7,713	7,889	85,820	150,756
XME	SPDR S&P Metals & Mining ETF	5,215,039	23,175	10,629	12,546	129,252	309,960
XLB	Materials Select Sector SPDR Fund	5,147,723	13,812	6,145	7,667	122,803	197,654
KBE	SPDR S&P Bank ETF	4,062,045	4,650	2,347	2,303	49,921	51,955
DIA	SPDR Dow Jones Industrial Average ETF Trust	4,012,714	50,546	30,834	19,712	334,421	296,543
FEZ	SPDR EURO STOXX 50 ETF	2,192,440	3,497	1,903	1,594	56,465	38,730
XHB	SPDR S&P Homebuilders ETF	2,043,314	4,399	1,361	3,038	49,508	135,182
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,975,536	5	4	1	180	69
XLRE	Real Estate Select Sector SPDR Fund	1,941,938	484	256	228	5,392	5,016
MDY	SPDR S&P MidCap 400 ETF Trust	1,874,429	2,422	1,557	865	61,680	37,793
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	992,509	15	2	13	374	575
SDY	SPDR S&P Dividend ETF	949,493	146	109	37	5,977	2,537
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	843,835	6	5	1	100	6

Source: Bloomberg as of 12/14/2016.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
RWX	SPDR Dow Jones International Real Estate ETF	832,323	2	1	1	114	10
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	829,886	44	29	15	604	1,348
XES	SPDR S&P Oil & Gas Equipment & Services ETF	768,702	243	72	171	6,950	3,750
CWI	SPDR MSCI ACWI ex-US ETF	649,354	2	0	2	0	28
RWR	SPDR Dow Jones REIT ETF	380,860	33	26	7	964	481
RWO	SPDR Dow Jones Global Real Estate ETF	327,613	1	1	0	44	6
XPH	SPDR S&P Pharmaceuticals ETF	290,201	14	10	4	696	614
XAR	SPDR S&P Aerospace & Defense ETF	244,993	3	2	1	21	2
DWX	SPDR S&P International Dividend ETF	229,136	3	2	1	70	6
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	223,983	5	3	2	46	110
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	200,159	1	1	0	21	0
KIE	SPDR S&P Insurance ETF	189,676	355	263	92	3,342	1,493
GNR	SPDR S&P Global Natural Resources ETF	173,753	1	1	0	77	82
GWX	SPDR S&P International Small Cap ETF	140,235	1	1	0	1	32
XSD	SPDR S&P Semiconductor ETF	136,833	7	4	3	79	88
EWX	SPDR S&P Emerging Markets SmallCap ETF	119,795	1	0	1	112	72

Source: Bloomberg as of 12/14/2016.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com
For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting
spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this is distributed electronically, the GLD prospectus is available here.
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Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Markets, LLC is not affiliated with Nuveen Asset Management, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured No Bank Guarantee May Lose Value
State Street Global Advisors
© 2016 State Street Corporation. All Rights Reserved.
ID8329 -IBG-22249 1216 Exp. Date: 12/31/2017 SPD001230

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.